Exhibit 10.5
GIBRALTAR STEEL CORPORATION NON-QUALIFIED
STOCK OPTION PLAN

First Amendment to
Second Amendment and Restatement

RECITALS:
     On September 21, 1993, Gibraltar Steel Corporation, a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (now known as Gibraltar Industries, Inc. (the “Company”)) adopted a non-qualified stock option plan known as the “Gibraltar Steel Corporation Non-Qualified Stock Option Plan” (the “Non-Qualified Option Plan”) to enable the Company to attract and retain highly qualified individuals as members of the Board of Directors of the Company by providing the Company a program under which it could grant equity based incentive compensation to such individuals.
     The Non-Qualified Option Plan was amended effective February 15, 1996 and amended and restated effective February 11, 1997.
     On April 1, 2005, the Company adopted the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Equity Incentive Plan”), an equity based incentive compensation plan which provides the Company the ability to grant a wide variety of equity based incentive compensation awards to employees, non-employee directors, consultants and other service providers.
     Included in the equity based incentive compensation awards which the Company has the ability to grant under the Equity Incentive Plan are non-qualified stock options. Accordingly, the Company’s Board of Directors has authorized the termination of the Non-Qualified Option Plan.
     NOW, THEREFORE, in order to carry into effect the termination of the Non-Qualified Option Plan, the Company hereby adopts the following as the First Amendment to the Second Amendment and Restatement of the Non-Qualified Option Plan:
     1. Termination of Plan. Effective as of May 19, 2006, the Gibraltar Steel Corporation Non-Qualified Stock Option Plan, as amended and restated effective February 11, 1997 shall be, and the same hereby is, terminated subject to the provisions of Section 2 below. As a consequence of the termination of the Non-Qualified Option Plan, the Company shall no longer have any right or authority to grant or issue non-qualified stock option awards under the terms of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan.
     2. Reservation of Rights Under Prior Awards. Notwithstanding the termination of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan provided for by Section 1 above, if and to the extent that any non-qualified stock options have been granted or issued by the Company under the Gibraltar Steel Corporation Non-Qualified Stock Option Plan prior to May

19, 2006, the rights of the recipients of such non-qualified stock option grants or awards shall continue in full force and effect from and after May 19, 2006 in accordance with their terms.
     3. Release of Shares. As a consequence of the termination of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan, the reservation by the Company of shares of its common stock for issuance under the terms of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan is hereby terminated and released with respect to all the shares of the Company’s common stock originally reserved for issuance under the terms of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan excepting only and specifically, that number of shares of the Company’s common stock required to be issued in connection with any non-qualified stock option awards granted or issued under the terms of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan prior to May 19, 2006.
     IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this First Amendment to the Second Amendment and Restatement of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan to be executed as of this 22nd day of May, 2006.

GIBRALTAR INDUSTRIES, INC.
By:	/s/ Henning Kornbrekke
Name: Henning Kornbrekke Title: President

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